Exhibit 99.1

Kroger Mourns the Death of Executive Vice President Don Becker

CINCINNATI, Ohio, February 16, 2011 — Donald E. Becker, Executive Vice President of The Kroger Co., passed away unexpectedly today in Cincinnati after suffering an aneurysm. He was 62 years old.

“We are deeply saddened to lose Don, our dear friend and extraordinary leader,” said David B. Dillon, Kroger’s Chairman and Chief Executive Officer. “Don leaves a legacy of enthusiasm and passion for doing what’s right for our customers and our associates. He touched the lives of countless people in our company as well as throughout our industry and community. He was a true ‘people person’ who mentored many associates at every level of our business. Our thoughts and prayers go out to his wife, Lynn; daughter, Mackenzie; son-in-law, CJ; grandson, Becker; and all of his family and friends at this difficult time.”

Throughout his career, Don helped Kroger strengthen relationships with customers and suppliers alike. “He was an innovative leader who led our merchandising and procurement teams through great expansion and change,” said Rodney McMullen, Kroger’s President and Chief Operating Officer. “Don’s deep industry knowledge and strong leadership skills engaged and inspired those around him. He was a great teacher and friend who was also eager to learn from others. We will all miss him deeply.”

Don joined Kroger in 1969 as a clerk in the Cincinnati/Dayton Division. During his career, he held a number of leadership positions, including Vice President of the Cincinnati/Dayton Division and President of the Central Division. He was promoted to Senior Vice President in 2000 and to Executive Vice President in 2004. In his role as Executive Vice President, Don led the company’s merchandising and procurement for grocery, perishables, drug/GM and pharmacy. He also had responsibility for advertising, consumer research & customer loyalty; manufacturing & corporate brands; customer insights & strategy; supply chain; and supplier diversity. The Cincinnati/Dayton Division and The Little Clinic also reported to Don. Don was passionate about inclusion and diversity and served as co-chair of Kroger’s first General Office Cultural Council.

In addition to his remarkable professional career, Don was an avid supporter of the Darwin T. Turner Scholars Program at the University of Cincinnati, the Greater Cincinnati Boy Scouts of America, Crayons to Computers, the Easter Seals Work Resource Center, and St. Michael’s Center. Don earned an undergraduate degree from Central State University and graduated 1st in his Army ROTC Honors program. He retired from his military service with the rank of Captain.

Funeral arrangements are pending.

Kroger, the nation’s largest traditional grocery retailer, employs more than 338,000 associates who serve customers in 2,461 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The Company also operates 784 convenience stores, 375 fine jewelry stores, 954 supermarket fuel centers and 40 food processing plants in the U.S. Kroger, headquartered in Cincinnati, Ohio, focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local organizations in the communities it serves. For more information about Kroger, please visit www.kroger.com.

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Kroger Contacts:

Media:	Lynn Marmer, (513) 762-1304

Investors:	Carin Fike, (513) 762-4969